FOLEY & LARDNER
                          A T T O R N E Y S  A T  L A W

                                 FIRSTAR CENTER
                            777 EAST WISCONSIN AVENUE
                         MILWAUKEE, WISCONSIN 53202-5367

                                                         A MEMBER OF GLOBALEX
                                                      WITH MEMBER OFFICES IN

   MADISON                                                             BERLIN
   CHICAGO                  TELEPHONE (414) 271-2400                 BRUSSELS
   WASHINGTON, D.C.                                                   DRESDEN
   JACKSONVILLE                   TELEX 26-819                      FRANKFURT
   ORLANDO                                                             LONDON
   TALLAHASSEE                  (FOLEY LARD MIL)                        PARIS
   TAMPA                                                            SINGAPORE
   WEST PALM BEACH          FACSIMILE (414) 297-4900                STUTTGART
                                                                       TAIPEI
                              WRITER'S DIRECT LINE

                                January 14, 1998



   Midwest Express Holdings, Inc.
   6744 South Howell Avenue
   Oak Creek, Wisconsin  53154

   Ladies and Gentlemen:

             We have acted as counsel for Midwest Express Holdings, Inc., a Wisconsin corporation (the "Company"), in conjunction with the preparation of a Form S-8 Registration Statement (the "Registration Statement") to be filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"), relating to 675,000 shares of the Company's common stock, $0.01 par value (the "Common Stock"), and related Preferred Share Purchase Rights (the "Rights"), which may be issued pursuant to the Midwest Express Holdings, Inc. 1995 Stock Option Plan, as amended February 13, 1997 (the "Plan"). The terms of the Rights are as set forth in that certain Rights Agreement, dated as of February 14, 1996, as amended, by and between the Company and Firstar Trust Company (the "Rights Agreement").

             We have examined: (i) the Plan; (ii) the Registration Statement; (iii) the Rights Agreement; (iv) the Company's Restated Articles of Incorporation and Bylaws, as amended to date; (v) resolutions of the Company's Board of Directors relating to the Plan; and (vi) such other documents and records as we have deemed necessary to enable us to render this Opinion.

             Based upon the foregoing, we are of the opinion that:

             1. The Company is a corporation validly existing under the laws of the State of Wisconsin.

             2. The Common Stock, when issued and paid for in the manner set forth in the Plan, will be validly issued, fully paid and nonassessable and no personal liability will attach to the ownership thereof, except with respect to wage claims of employees of the Company for services performed not to exceed six (6) months service in any one case, as provided in Section 180.0622(2)(b) of the Wisconsin Business Corporation Law.

             3. The Rights to be issued with the Common Stock when issued pursuant to the terms of the Rights Agreement will be validly issued.

             We consent to the use of this opinion as an Exhibit to the Registration Statement. In giving our consent, we do not admit that we are "experts" within the meaning of Section 11 of the Securities Act or within the category of persons whose consent is required by Section 7 of said Act.

                                      Very truly yours,

                                      /s/ Foley & Lardner

                                      FOLEY & LARDNER